Exhibit (a)(5)(R)

UNITED STATES DISTRICT COURT

DISTRICT OF DELAWARE

GREGG TAYLOR,	)
)
Plaintiff,	)
	)	Case No. 1:20-cv-1557
v.	)
	)	JURY TRIAL DEMANDED
DUNKIN’ BRANDS GROUP, INC., NIGEL	)
TRAVIS, DAVE HOFFMAN, RAUL	)
ALVAREZ, LINDA BOFF, IRENE CHANG	)
BRITT, ANTHONY DINOVI, MICHAEL	)
HINES, MARK NUNNELLY, CARL	)
SPARKS, ROLAND SMITH, INSPIRE	)
BRANDS, INC., and VALE MERGER SUB,	)
INC.,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on October 30, 2020 (the “Proposed Transaction”), pursuant to which Dunkin’ Brands Group, Inc. (“Dunkin’” or the “Company”) will be acquired by Inspire Brands, Inc. (“Parent”) and Vale Merger Sub, Inc. (“Merger Sub,” and together with Parent, “Inspire”).

2. On October 30, 2020, Dunkin’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Inspire. Pursuant to the terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to purchase all of Dunkin’s outstanding common stock for $106.50 in cash per share. The Tender Offer is set to expire on December 14, 2020.

3. On November 16, 2020, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Dunkin’ common stock.

9. Defendant Dunkin’ is a Delaware corporation and maintains its principal executive offices at 130 Royall Street, Canton, Massachusetts 02021. Dunkin’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “DNKN.”

10. Defendant Nigel Travis is Chairman of the Board of the Company.

11. Defendant Dave Hoffman is Chief Executive Officer and a director of the Company.

12. Defendant Raul Alvarez is a director of the Company.

13. Defendant Linda Boff is a director of the Company.

14. Defendant Irene Chang Britt is a director of the Company.

15. Defendant Anthony DiNovi is a director of the Company.

16. Defendant Michael Hines is a director of the Company.

17. Defendant Mark Nunnelly is a director of the Company.

18. Defendant Carl Sparks is a director of the Company.

19. Defendant Roland Smith is a director of the Company.

20. The defendants identified in paragraphs 10 through 19 are collectively referred to herein as the “Individual Defendants.”

21. Defendant Parent is a Delaware corporation and a party to the Merger Agreement.

22. Defendant Merger Sub is a Delaware corporation, an indirect wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

23. With more than 20,000 points of distribution in more than sixty countries worldwide, Dunkin’ is one of the world’s leading franchisors of quick service restaurants serving hot and cold coffee and baked goods, as well as hard-serve ice cream.

24. At the end of the third quarter of fiscal year 2020, the Company’s 100 percent franchised business model included over 12,500 Dunkin’ restaurants and almost 8,000 Baskin- Robbins restaurants.

25. On October 30, 2020, Dunkin’s Board caused the Company to enter into the Merger Agreement with Inspire.

26. Pursuant to the terms of the Merger Agreement, Merger Sub commenced the Tender Offer to acquire all of Dunkin’s outstanding common stock for $106.50 in cash per share.

27. According to the press release announcing the Proposed Transaction:

Inspire Brands, Inc. (“Inspire”) and Dunkin’ Brands Group, Inc. (“Dunkin’ Brands”) (NASDAQ: DNKN), parent company of Dunkin’ and Baskin-Robbins, announced today that they have entered into a definitive merger agreement under which Inspire will acquire Dunkin’ Brands for $106.50 per share in cash in a transaction valued at approximately $11.3 billion including the assumption of Dunkin’ Brands’ debt. . . .

Transaction Details

The closing of the tender offer will be subject to certain conditions, including the tender of shares representing at least a majority of the total number of Dunkin’ Brands’ outstanding shares, the expiration or termination of the antitrust waiting period, and other customary conditions. Following the successful completion of the tender offer, Inspire will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price. The transaction is expected to close by the end of 2020.

Advisors

Barclays is serving as financial advisor to Inspire and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as its legal counsel. BofA Securities, Inc. is serving as exclusive financial advisor to Dunkin’ Brands and Ropes & Gray LLP is serving as its legal counsel.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

28. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

29. As set forth below, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading.

30. First, the Solicitation Statement omits material information regarding the Company’s financial projections.

31. The Solicitation Statement fails to disclose: (i) all line items used to calculate Adjusted Operating Income, Adjusted EBITDA, Adjusted Earnings Per Share, and Unlevered Free Cash Flow; (ii) a reconciliation of all non-GAAP to GAAP metrics; (iii) projected net income; and (iv) the “long-range projections” as discussed at the October 8, 2020 Board meeting.

32. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

33. Second, the Solicitation Statement omits material information regarding the analyses performed by the Company’s financial advisor in connection with the Proposed Transaction, BofA Securities, Inc. (“BofA”).

34. With respect to BofA’s Selected Publicly Traded Companies Analysis, the Solicitation Statement fails to disclose the individual multiples and metrics for the companies observed in the analysis.

35. With respect to BofA’s Selected Precedent Transactions Analysis, the Solicitation Statement fails to disclose the individual multiples and metrics for the transactions observed in the analysis.

36. With respect to BofA’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) all line items used to calculate unlevered free cash flow; (ii) BofA’s basis for applying a range of discount rates of 6.3% to 8.1%; (iii) the terminal values of the Company; and (iv) BofA’s basis for applying a range of terminal multiples of 15.0x to 18.0x.

37. With respect to BofA’s analysis of price targets, the Solicitation Statement fails to disclose: (i) the price targets observed in the analysis; and (ii) the sources thereof.

38. With respect to BofA’s illustrative analysis of the implied present value of the future value per share of the Company’s shares, the Solicitation Statement fails to disclose: (i) BofA’s basis for applying NTM adjusted EPS multiples ranging from 22.0x to 28.0x; and (ii) the individual inputs and assumptions underlying the discount rate of 9.0%.

39. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

40. The omission of the above-referenced material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: The Solicitation or Recommendation.

41. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

42. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

43. Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

44. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

45. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

46. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

47. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

48. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

49. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

50. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

51. Because of the false and misleading statements in the Solicitation Statement, plaintiff is threatened with irreparable harm.

52. Plaintiff has no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

53. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

54. Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

55. Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

56. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

57. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

58. The omissions in the Solicitation Statement are material to plaintiff, and he will be deprived of his entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

59. Plaintiff has no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants and Inspire)

60. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

61. The Individual Defendants and Inspire acted as controlling persons of Dunkin’ within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of Dunkin’ and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

62. Each of the Individual Defendants and Inspire was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

63. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

64. Inspire also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

65. By virtue of the foregoing, the Individual Defendants and Inspire violated Section 20(a) of the 1934 Act.

66. As set forth above, the Individual Defendants and Inspire had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

67. As a direct and proximate result of defendants’ conduct, plaintiff is threatened with irreparable harm.

68. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: November 19, 2020		RIGRODSKY & LONG, P.A.

	By:	/s/ Gina M. Serra
Seth D. Rigrodsky (#3147) Brian D. Long (#4347) Gina M. Serra (#5387) 300 Delaware Avenue, Suite 210
Wilmington, DE 19801
Telephone: (302) 295-5310
Facsimile: (302) 654-7530
Email: sdr@rl-legal.com Email: bdl@rl-legal.com Email: gms@rl-legal.com

Attorneys for Plaintiff